                                                                     EXHIBIT 4.3

THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO CARDIOGENESIS CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

                          SECURED CONVERTIBLE TERM NOTE

      FOR VALUE RECEIVED, CARDIOGENESIS CORPORATION, a California corporation (the "BORROWER"), hereby promises to pay to LAURUS MASTER FUND, LTD., c/o M&C Corporate Services Limited, P.O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, Fax: 345-949-8080 (the "HOLDER") or its registered assigns or successors in interest, on order, the sum of Six Million Dollars ($6,000,000), together with any accrued and unpaid interest hereon, on October 26, 2007 (the "MATURITY DATE") if not sooner paid. That portion of the original principal amount of this Note subject to amortizing payments pursuant to Section 1.2 hereof (in the sum of $3,000,000) is hereinafter referred to as the "AMORTIZING PRINCIPAL AMOUNT" and the remaining original principal amount of this Note (in the sum of $3,000,000) is hereinafter referred to as the "NON-AMORTIZING PRINCIPAL AMOUNT."

      Capitalized terms used herein without definition shall have the meanings ascribed to such terms in that certain Securities Purchase Agreement dated as of the date hereof between the Borrower and the Holder (the "PURCHASE AGREEMENT").

      The portion of the original principal amount of this Note that is concurrently herewith deposited in and credited to the Restricted Account (as defined in the Restricted Account Agreement referred to in the Purchase Agreement) on the date of the issuance of this Note is Three Million Dollars ($3,000,000) (less certain fees and expenses payable to the Holder).

      The following terms shall apply to this Note:

                                    ARTICLE I
                             INTEREST & AMORTIZATION

      1.1 (a) Interest Rate. Subject to Sections 1.1(b), 4.12 and 5.6 hereof, interest payable on this Note shall accrue at a rate per annum (the "Interest Rate") equal to the "prime rate" published in The Wall Street Journal from time to time, plus two percent (2.0%). The Interest Rate shall be increased or decreased as the case may be for each increase or decrease in the prime rate in an amount equal to such increase or decrease in the prime rate; each change to be effective as of the day of the change in such rate. Subject to Section 1.1(b) hereof, the Interest Rate shall not be less than six and one half percent (6.50%). Interest shall be calculated on the basis of a 360 day year. Interest on the Amortizing Principal Amount shall be payable monthly, in arrears, commencing on November 1, 2004 and on the first day of each consecutive calendar month thereafter (each, a "REPAYMENT DATE") and on the Maturity Date, whether by acceleration or otherwise. Accrued interest on the Non-Amortizing Principal Amount shall be payable only on the Maturity Date or, in the event of the redemption or conversion of all or any portion of the Non-Amortizing Principal Amount, accrued interest on the amount so redeemed or converted shall be paid on the date of redemption or conversion, as the case may be.

      1.1 (b) Interest Rate Adjustment. The Interest Rate shall be subject to adjustment on the last business day of each month hereafter until the Maturity Date (each a "Determination Date"). If on any Determination Date (i) the Borrower shall have registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), the shares of Common Stock underlying each of the conversion of this Note and the exercise of the Warrant issued on a registration statement declared effective by the Securities and Exchange Commission (the "SEC"), and
(ii) the average market price (the "Market Price") of the Common Stock as reported by Bloomberg, L.P. on the Principal Market (as defined below) for the five (5) consecutive trading days immediately preceding such Determination Date exceeds the then applicable Fixed Conversion Price by at least twenty five percent (25%), the Interest Rate for the succeeding calendar month shall automatically be reduced by 200 basis points (200 b.p.) (2.0%) for each incremental twenty five percent (25%) increase in the Market Price of the Common Stock above the then applicable Fixed Conversion Price. Notwithstanding the foregoing (and anything to the contrary contained in herein), in no event shall the Interest Rate be less than zero percent (0.00%).

      1.2 Minimum Monthly Principal Payments. Amortizing payments of that portion of the outstanding principal amount of this Note not credited to the Restricted Account (as defined in the Restricted Account Agreement) shall begin on May 1, 2005 and shall recur on each succeeding Repayment Date thereafter until the Amortizing Principal Amount has been repaid in full, whether by the payment of cash or by the conversion of such principal into Common Stock pursuant to the terms hereof. Subject to Section 2.1 and Article 3 below, on each Repayment Date, the Borrower shall make principal payments to the Holder in the amount of $100,000 (the "MONTHLY PRINCIPAL AMOUNT"), together with any accrued and unpaid interest then due on such portion of the Amortizing Principal Amount plus any and all other amounts which are then due under this Note that have not been paid (the Monthly Principal Amount, together with such accrued and unpaid interest and such other amounts, collectively, the "MONTHLY AMOUNT"); provided that, subject to Section 2.1(d) hereof, should the Holder elect to voluntarily convert any portion of the Note (in excess of any amounts necessary to satisfy any Monthly Amounts then due and payable by the Borrower hereunder) pursuant to Article III hereof, the Principal Amount that is so converted shall be deemed to be a conversion of the Non-Amortizing Principal Amount and corresponding amounts (minus accrued and unpaid interest on the Non-Amortizing Principal Amount) shall be released to the Borrower from the Restricted Account within three (3) business days of such conversion; and provided further that, following a release of an amount of funds from the Restricted Account (as defined in the Restricted Account Agreement) for the purposes set forth in the Restricted Account Side Letter (other than with respect to a release that occurs as a result of a conversion of any Amortizing or Non-Amortizing Principal Amount) (each, a "RELEASE AMOUNT") each Monthly

Principal Amount due on any Repayment Date following any such release shall be increased by an amount equal to (x) such Release Amount divided by (y) the sum of (I) the number of Repayment Dates remaining until the Maturity Date plus (II) one (1). Any Principal Amount that remains outstanding on the Maturity Date shall be due and payable on the Maturity Date.

                                   ARTICLE II
                              CONVERSION REPAYMENT

      2.1 (a) Payment of Monthly Amount in Cash or Common Stock. If the Monthly Amount (or a portion thereof of such Monthly Amount if such portion of the Monthly Amount would have been converted into shares of Common Stock but for
Section 3.2) must be paid in cash pursuant to Section 2.1(b), then the Borrower shall pay the Holder an amount equal to One Hundred Three percent (103%) of the principal amount of the Monthly Amount then due and owing to the Holder on the Repayment Date (excluding such portion thereof of such Monthly Amount that would have been converted into shares of Common Stock but for Section 3.2 ) in cash. If the Monthly Amount (or a portion of such Monthly Amount if not all of the Monthly Amount is converted into shares of Common Stock pursuant to Section 3.2) is required to be paid in shares of Common Stock pursuant to Section 2.1(b), the number of such shares to be issued by the Borrower to the Holder on such Repayment Date (in respect of such portion of the Monthly Amount converted into in shares of Common Stock pursuant to Section 2.1(b)), shall be the number determined by dividing (x) the portion of the Monthly Amount converted into shares of Common Stock, by (y) the then applicable Fixed Conversion Price. For purposes hereof, the initial "FIXED CONVERSION PRICE" means $0.50 which such Fixed Conversion Price shall be subject to adjustment as set forth in Section 3.4(b) hereof.

            (b) Monthly Amount Conversion Guidelines. Subject to Sections 2.1(a), and 2.2 hereof, the Holder shall convert into shares of Common Stock all or a portion of the Monthly Amount due on each Repayment according to the following guidelines (collectively, the "CONVERSION CRITERIA"): (i) the average closing price of the Common Stock as reported by Bloomberg, L.P. on the Principal Market for the five (5) consecutive trading days immediately preceding such Notice Date shall be greater than or equal to 110% of the Fixed Conversion Price and (ii) the amount of such conversion does not exceed thirty five percent (35%) of the aggregate dollar trading volume of the Common Stock for the twenty two (22) trading days immediately preceding the applicable Repayment Date. If the Conversion Criteria are not met, the Holder shall convert only such part of the Monthly Amount that meets the Conversion Criteria. Any part of the Monthly Amount due on a Repayment Date that the Holder has not been able to convert into shares of Common Stock due to failure to meet the Conversion Criteria, shall be paid by the Borrower in cash at the rate of 103% of the Monthly Amount otherwise due on such Repayment Date, within three (3) business days of the applicable Repayment Date.

      (c) Subject to Sections 2.1 and 2.2 hereof, if the average closing price of the Common Stock on the Principal Market is less than one hundred ten percent (110%) of the Fixed Conversion Price for the five (5) trading days immediately preceding a Repayment Date, then the Borrower may elect to provide the Holder with a Repayment Notice requiring the conversion of the Monthly Amount (together with accrued and unpaid interest and applicable fees), as of the date of the Repayment Notice at a conversion price equal to ninety percent (90%) of the average of the five (5) lowest closing prices of the Common Stock during the twenty (20) trading days immediately prior to the date of the delivery of such respective Repayment Notice, provided, however, that such conversion of the Monthly Amount due on each Repayment Date does not exceed thirty five percent (35%) of the aggregate dollar trading volume of the Common Stock for the twenty two (22) trading days immediately preceding delivery of a Repayment Notice. Any part of the Monthly Amount due on such Repayment Date that the Holder has not been able to convert into shares of Common Stock as set forth in this Section 2.1(c) shall be paid in cash at the rate of 103% of the Monthly Amount otherwise due on such Repayment Date, within three (3) business days of the applicable Repayment Date. In no event shall the conversion price for the purposes of this
Section 2.1(c) be less than $0.20.

      (d) Subject to Sections 2.1 and 2.2 hereof, following the repayment in full of the Amortizing Principal Amount, the Borrower may provide the Holder with a Repayment Notice requiring the conversion of all or a portion of the Non Amortizing Principal Amount (together with accrued and unpaid interest and applicable fees), as of the date of the Repayment Notice (i) at a conversion pPrice equal to ninety percent (90%) of the average of the five (5) lowest closing prices of the Common Stock during the twenty (20) trading days immediately prior to the date of the delivery of such respective Repayment Notice if the average closing price of the Common Stock on the Principal Market is less than one hundred ten percent (110%) of the Fixed Conversion Price for any five (5) consecutive trading day period immediately preceding such Repayment Notice, or (ii) at the Fixed Conversion Price, if the average closing price of the Common Stock on the Principal Market for the five (5) consecutive trading days immediately preceding such Repayment Notice shall be greater than or equal to 110% of the Fixed Conversion Price; provided, however, that any conversions of Non-Amortizing Principal Amount shall not exceed thirty five percent (35%) of the aggregate dollar trading volume of the Common Stock for the twenty two (22) trading days immediately preceding delivery of a Repayment Notice. No more than one (1) Repayment Notice per calendar month shall be delivered by Borrower to Holder under this Section 2.1(d). In no event shall the conversion price for the purposes of this Section 2.1(d) be less than $0.20.

      (e) Subject to Sections 2.1 and 2.2 hereof, if the average closing price of the Common Stock on the Principal Market is (i) greater than 125% of the Fixed Conversion Price for the eleven (11) consecutive trading day period following payment in full of the Amortizing Principal Amount, the Borrower shall provide the Holder with a Repayment Notice requiring the conversion of all or a portion of the Non Amortizing Principal Amount (together with accrued and unpaid interest and applicable fees), at the then applicable Fixed Conversion Price, provided, however, that such conversion of such Non Amortizing Principal Amount shall not exceed fifteen percent (15%) of the aggregate dollar trading volume of the Common Stock for the twenty two (22) trading days immediately preceding delivery of a Repayment Notice; (ii) greater than 150% of the then applicable

Fixed Conversion Price for the eleven (11) consecutive trading day period following payment in full of the Amortizing Principal Amount, the Borrower shall provide the Holder with a Repayment Notice requiring the conversion of all or a portion of the Non Amortizing Principal Amount (together with accrued and unpaid interest and applicable fees), at the then applicable Fixed Conversion Price, provided, however, that such conversion of such Non Amortizing Principal Amount shall not exceed twenty five percent (25%) of the aggregate dollar trading volume of the Common Stock for the twenty two (22) trading days immediately preceding delivery of a Repayment Notice; or (iii) greater than 175% of the then applicable Fixed Conversion Price for the eleven (11) consecutive trading day period following payment in full of the Amortizing Principal Amount, the Borrower shall provide the Holder with a Repayment Notice requiring the conversion of all or a portion of the Non Amortizing Principal Amount (together with accrued and unpaid interest and applicable fees), at the then applicable Fixed Conversion Price, provided, however, that such conversion of such Non Amortizing Principal Amount shall not exceed thirty five percent (35%) of the aggregate dollar trading volume of the Common Stock for the twenty two (22) trading days immediately preceding delivery of a Repayment Notice. No more than one (1) Repayment Notice per calendar month shall be delivered by Borrower to Holder under this Section 2.1(e).

            (f) Application of Conversion Amounts. Any amounts converted by the Holder pursuant to Section s 2.1(b) and 3.1 hereof shall be deemed to constitute payments of, or applied against, (i) first, outstanding fees, (ii) second, accrued interest on the Amortizing Principal Amount, (iii) third, accrued interest on the Non-Amortizing Principal Amount and (iv) fourth, the Amortizing Principal Amount.

            (g) Procedure for Effecting Conversion. In order for any portion of Monthly Amount or portion of the Non-Amortizing Principal Amount, as the case may be, to be converted into shares of Common Stock pursuant to Sections 2.1(c),
(d) or (e) hereof, the Borrower shall provide the Holder with a notice on the Repayment Date or other conversion date(each a "REPAYMENT NOTICE"), in which the Borrower shall certify to the Holder that (i) the Monthly Amount or portion of the Non-Amortizing Principal Amount, as the case may be, is being converted pursuant to either Section 2.1(c), (d) or (e) hereof, in compliance with the dollar trading volume restrictions referenced therein, and (ii) the conversion price and shares of Common Stock into which the Monthly Amount or portion of the Non-Amortizing Principal Amount, as the case may be, shall be converted. Such notice shall be conclusive and binding upon the Holder unless the Holder objects to such notice within five (5) business days of receipt thereof. If the Holder so objects, the Holder shall specify in written detail its reasons for such objection. If the parties are unable to resolve their disagreement as to the Borrower's ability to initiate a conversion, the matter shall be resolved in accordance with the dispute resolution provisions set forth herein. Upon the expiration of such objection period (without an objection notice having been delivered by the Holder), the Borrower shall cause a stock certificate to be issued to the Holder reflecting the number of shares of Common Stock into which the Monthly Amount has been converted. With respect to any payments to be made pursuant to Section 2.1(c), the Borrower shall be entitled to pay up the full Monthly Amount (or any portion thereof) in cash, and shall be required to make such payment in cash to the extent that the aggregate dollar trading volume and minimum price restrictions restrict conversion. With respect to any valid conversion of any Non-Amortizing Principal Amount pursuant to Section 2.1(d) or
(e),
the Holder shall promptly instruct the holder of the Restricted Account to release the funds which have been converted into Common Stock of the Company, in no event later than five (5) days after the Holder has received such a Repayment Notice

      2.2 No Effective Registration. Notwithstanding anything to the contrary herein, no amount payable hereunder may be converted into Common Stock unless
(a) either (i) an effective current Registration Statement (as defined in the Registration Rights Agreement) covering the shares of Common Stock to be issued in satisfaction of such obligations exists, or (ii) an exemption from registration of the Common Stock is available pursuant to Rule 144 of the Securities Act, and (b) no Event of Default hereunder exists and is continuing, unless such Event of Default is cured within any applicable cure period or is otherwise waived in writing by the Holder in whole or in part at the Holder's option.

      2.3 Optional Redemption of Amortizing Principal Amount. The Borrower will have the option of prepaying the outstanding Amortizing Principal Amount ("OPTIONAL AMORTIZING REDEMPTION"), in whole or in part, by paying to the Holder a sum of money equal to one hundred thirty percent (130%) of the Amortizing Principal Amount to be redeemed, together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to the Holder arising under this Note, the Purchase Agreement or any Related Agreement (the "AMORTIZING REDEMPTION AMOUNT") on the Amortizing Redemption Payment Date (as defined below). The Borrower shall deliver to the Holder a notice of redemption (the "NOTICE OF AMORTIZING REDEMPTION") specifying the date for such Optional Amortizing Redemption (the "AMORTIZING REDEMPTION PAYMENT DATE"), which date shall be not less than twelve (12) business days after the date of the Notice of Amortizing Redemption (the "REDEMPTION PERIOD"). During the Redemption Period, the Holder shall have the right to exercise its conversion rights pursuant to
Section 3.1, provided that the Holder shall have provided a Notice of Conversion ( as defined in Section 3.3) to the Borrower no less than two (2) business days prior to the Amortizing Redemption Payment Date. A Notice of Amortizing Redemption shall not be effective with respect to any portion of the Amortizing Principal Amount for which the Holder has provided a Notice of Conversion prior to the Redemption Period or for a qualifying Notice of Conversion issued during the Redemption Period . The Amortizing Redemption Amount shall be determined as if such Holder's conversion elections had been completed immediately prior to the date of the Notice of Amortizing Redemption. On the Amortizing Redemption Payment Date, the Amortizing Redemption Amount (less any amounts for which conversions are pending) shall be paid in good funds to the Holder. In the event the Borrower fails to pay the Amortizing Redemption Amount (less any amounts for which conversions are pending) on the Amortizing Redemption Payment Date as set forth herein, then such Notice of Amortizing Redemption will be null and void.

      2.4 Optional Redemption of Non-Amortizing Principal Amount. The Borrower will have the option of repaying the outstanding Non-Amortizing Principal Amount ("OPTIONAL NON-AMORTIZING REDEMPTION"), in whole or in part, by paying the Holder a sum of money equal to one hundred twenty percent (120%) of the Non-Amortizing Principal Amount to be redeemed, together with accrued but unpaid interest thereon (the "NON-AMORTIZING REDEMPTION AMOUNT") on the Non-

Amortizing Redemption Date (as defined below). The Borrower shall deliver to the Holder a written notice of redemption (the "NOTICE OF NON-AMORTIZING REDEMPTION") specifying the date for such Optional Non-Amortizing Redemption (the "NON-AMORTIZING REDEMPTION DATE"), which date shall be not less than seven
(7) business days after the date of the Notice of Non-Amortizing Redemption (the "NON-AMORTIZING REDEMPTION PERIOD"). During the Non-Amortizing Redemption Period, the Holder shall have the right to exercise its conversion rights pursuant to Section 3.1, provided that the Holder shall have provided a Notice of Conversion ( as defined in Section 3.3) to the Borrower no less than two (2) business days prior to the Non-Amortizing Redemption Payment Date. A Notice of Non-Amortizing Redemption shall not be effective with respect to any portion of the Non-Amortizing Principal Amount for which the Holder has provided a Notice of Conversion prior to the Non-Amortizing Redemption Period or for a qualifying Notice of Conversion issued during during the Non-Amortizing Redemption Period. The Non-Amortizing Redemption Amount shall be determined as if the Holder's conversion elections had been completed immediately prior to the date of the Notice of Non-Amortizing Redemption. On the Non-Amortizing Redemption Date, the Non-Amortizing Redemption Amount shall be paid (i) in good funds to the Holder,
(ii) by furnishing the Holder written direction to notify the bank holding the Restricted Account to release from the Restricted Account and deliver to the Holder a sum of money equal to the Non-Amortizing Redemption Amount, or (iii) if the amount on deposit in the Restricted Account is less than the Non-Amortizing Redemption Amount, by furnishing the Holder written direction to notify the bank holding the Restricted Account to release all amounts on deposit in the Restricted Account to the Holder and delivering to the Holder good funds in an amount equal to the balance of the Non-Amortizing Redemption Amount.

                                   ARTICLE III
                                CONVERSION RIGHTS

      3.1. Holder's Conversion Rights. Subject to Section 2.2, the Holder shall have the right, but not the obligation, to convert all or any portion of the then aggregate outstanding Principal Amount of this Note, together with interest and fees due hereon, into shares of Common Stock, subject to the terms and conditions set forth in this Article III. The Holder may exercise such right by delivery to the Borrower of a written Notice of Conversion pursuant to Section
3.3. The shares of Common Stock to be issued upon such conversion are herein referred to as the "CONVERSION SHARES."

      3.2 Conversion Limitation. Notwithstanding anything contained herein to the contrary, the Holder shall not be entitled to convert pursuant to the terms of this Note an amount that would be convertible into that number of Conversion Shares which would exceed the difference between 4.99% of the issued and outstanding shares of Common Stock and the number of shares of Common Stock beneficially owned by such Holder. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13d-3 thereunder. The Holder may void the Conversion Share limitation described in this Section 3.2 (i) upon 75 days prior notice to the Borrower or (ii) upon an Event of Default, without any requirement of any notice to the Borrower .

      3.3 Mechanics of Holder's Conversion. (a) In the event that the Holder elects to convert any amounts outstanding under this Note into Common Stock, the Holder shall give notice of such election by delivering an executed and completed notice of conversion (a "NOTICE OF CONVERSION") to the Borrower, which Notice of Conversion shall provide a breakdown in reasonable detail of the Principal Amount, accrued interest and fees being converted. On each Conversion Date (as hereinafter defined) and in accordance with its Notice of Conversion, the Holder shall make and record the appropriate reduction to the Principal Amount, accrued interest and fees as entered in its records and shall provide written notice thereof to the Borrower within three (3) business days after the Conversion Date. Each date on which a Notice of Conversion is delivered or telecopied to the Borrower in accordance with the provisions hereof shall be deemed a "CONVERSION DATE". A form of Notice of Conversion to be employed by the Holder is annexed hereto as Exhibit A.

            (b) Pursuant to the terms of a Notice of Conversion, the Borrower will issue instructions to the transfer agent accompanied by an opinion of counsel, if so required by the Borrower's transfer agent, within three (3) business days of the date of the delivery to Borrower of the Notice of Conversion and shall cause the transfer agent to transmit the certificates representing the Conversion Shares to the Holder by crediting the account of the Holder's designated broker with the Depository Trust Corporation ("DTC") through its Deposit Withdrawal Agent Commission ("DWAC") system within three (3) business days after receipt by the Borrower of the Notice of Conversion (the "DELIVERY DATE"). In the case of the exercise of the conversion rights set forth herein the conversion privilege shall be deemed to have been exercised and the Conversion Shares issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Borrower of the Notice of Conversion. The Holder shall be treated for all purposes as the record holder of such shares of Common Stock, unless the Holder provides the Borrower written instructions to the contrary.

      3.4 Conversion Mechanics.

            (a) The number of shares of Common Stock to be issued upon each conversion of amounts owing on this Note pursuant to this Article III shall be determined by dividing that portion of the Principal Amount and interest and fees to be converted, if any, by the then applicable Fixed Conversion Price. In the event of any conversions of outstanding obligations under this Note in part pursuant to this Article III, such conversions shall be deemed to constitute conversions (i) first, of the Monthly Amount for the current calendar month (if not already paid), (ii) then of the accrued interest on the Non-Amortizing Principal Amount, (iii) then of outstanding Amortizing Principal Amount, by applying the conversion amount to Monthly Principal Amounts for the remaining Repayment Dates in chronological order and (iv) then, of outstanding Non-Amortizing Principal Amount.

            (b) The applicable Fixed Conversion Price and number and kind of shares or other securities to be issued upon conversion is subject to adjustment from time to time upon the occurrence of certain events, as follows:

                  A. Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the applicable Fixed Conversion Price or the Conversion Price, as the case may be, shall be proportionately reduced in the case of a subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

                  B. During the period the conversion right exists, the Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the full conversion of this Note. The Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. The Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

                  C. Share Issuances. Subject to the provisions of this Section 3.4, if the Borrower shall at any time prior to the conversion or repayment in full of the Principal Amount issue any shares of Common Stock or securities convertible into Common Stock to a person other than the Holder (except (i) pursuant to Subsections A or B above; (ii) pursuant to options, warrants or other obligations to issue shares outstanding on the date hereof as disclosed to Holder in writing; (iii) pursuant to options that may be issued under any employee incentive stock option and/or any qualified stock option plan adopted by the Borrower); or (iv) pursuant to shares and/or options or warrants to purchase shares granted in connection with the acquisition of another company (provided all assets acquired in such acquisition are delivered at the closing of such acquisition as collateral securing the obligations of the Company under the note and the Related Documents)) for a consideration per share (the "OFFER PRICE") less than the Fixed Conversion Price in effect at the time of such issuance, then the Fixed Conversion Price shall be immediately reset pursuant to the formula below. For purposes hereof, the issuance of any security of the Borrower convertible into or exercisable or exchangeable for Common Stock shall result in an adjustment to the Fixed Conversion Price at the time of issuance of such securities.

            If the Borrower issues any additional shares pursuant to Section 3.4 above then, and thereafter successively upon each such issue, the Fixed Conversion Price shall be adjusted by multiplying the then applicable Fixed Conversion Price by the following fraction:

                                 A + B

             (A + B) + [((C - D) x B) / C]

                  A = Total amount of shares convertible pursuant to this Note .

                  B =  Actual shares sold in the offering

                  C = Fixed Conversion Price

                  D = Offering price

                  D. Reclassification, etc. If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Note, as to the unpaid Principal Amount and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

      3.5 Issuance of Replacement Note. Upon any partial conversion of this Note, a replacement Note containing the same date and provisions of this Note (and all such other conforming changes as are necessary or appropriate in order to reflect the then current balance, stutus and terms of this Note, and each principal component hereunder) shall, at the written request of the Holder, be issued by the Borrower to the Holder for the outstanding Principal Amount of this Note and accrued interest which shall not have been converted or paid. Delivery of any replacement Note shall be conditioned upon the cancellation and surrender to Borrower of the Original Note to be replaced. Subject to the provisions of Article IV, the Borrower will pay no costs, fees or any other consideration to the Holder for the production and issuance of a replacement Note.

                                   ARTICLE IV
                                EVENTS OF DEFAULT

      Upon the occurrence and continuance of an Event of Default beyond any applicable grace period or the occurrence of a change of control in controlling ownership of the Borrower, the Holder may make all sums of principal, interest and other fees then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable as set forth in Section 5(a) of the Master Security Agreement. In the event of such an acceleration, the amount due and owing to the Holder shall be 130% of the outstanding principal amount of the Note (plus accrued and unpaid interest and fees, if any) (the "DEFAULT PAYMENT"). The Default Payment shall be applied first to any fees due and payable to Holder pursuant to this Note, the Purchase Agreement or the Related Agreements, then to accrued and unpaid interest due on the Note and then to outstanding principal balance of the Note.

      The occurrence of any of the following events set forth in Sections 4.1 through 4.10, inclusive, is an "EVENT OF DEFAULT":

      4.1 Failure to Pay Principal, Interest or other Fees. The Borrower fails to pay when due (a) any installment of principal, interest or other fees hereon in accordance herewith, or (b) the Borrower fails to pay when due any amount due under any other promissory note in the original principal amount in excess of $200,000 issued by Borrower, and in either such case, such failure shall continue for a period of three (3) days following the date upon which any such payment was due.

      4.2 Breach of Covenant. The Borrower breaches any covenant or any other term or condition of this Note, the Purchase Agreement or any Related Agreement in any respect that could reasonably be expected to have an Material Adverse Effect, and, in any such case, such breach, if subject to cure, continues for a period of fifteen (15) days after the occurrence thereof.

      4.3 Breach of Representations and Warranties. Any representation or warranty made by the Borrower in this Note, the Purchase Agreement or any Related Agreement, shall, in any such case, be false or misleading in any material respect on the date that such representation or warranty was made or deemed made that could reasonably be expected to have an Material Adverse Effect.

      4.4 Receiver or Trustee. The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

      4.5 Judgments. Any money judgment, writ or similar final process shall be entered or filed against the Borrower or any of its property or other assets for more than $50,000, and shall remain unvacated, unbonded or unstayed for a period of thirty (30) days.

      4.6 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by the Borrower, or any such proceeding is instituted against the Borrower and is not dismissed within sixty
(60) days after such proceeding is instituted.

      4.7 Stop Trade. An SEC stop trade order or Principal Market trading suspension of the Common Stock shall be in effect for five (5) consecutive days or five (5) days during a period of ten (10) consecutive days, excluding in all cases a suspension of all trading on a Principal Market, provided that the Borrower shall not have been able to cure such trading suspension within thirty
(30) days of the notice thereof or list the Common Stock on another Principal Market within sixty (60) days of such notice. The "Principal Market" for the Common Stock shall include the NASD OTC Bulletin Board, NASDAQ SmallCap Market, NASDAQ National Market System, American Stock Exchange, or New York Stock Exchange (whichever of the foregoing is at the time the principal trading exchange or market for the Common Stock, or any securities exchange or other securities market on which the Common Stock is then being listed or traded.

      4.8 Failure to Deliver Common Stock or Replacement Note. The Borrower shall fail (i) to timely deliver certificates for shares of Common Stock to the Holder pursuant to and in the form required by this Note, and Section 9 of the Purchase Agreement, if such failure to timely deliver certificates for shares of Common Stock shall not be cured within two (2) business days or (ii) to deliver a replacement Note to Holder within seven (7) business days following the required date of such issuance pursuant to this Note, the Purchase Agreement or any Related Agreement (to the extent required under such agreements).

4.9 Default Under Security Agreement or Other Indebtedness. The occurrence and continuance of any Event of Default (as defined in the Note or the Security Agreement ) or any event of default (or similar term) under any other indebtedness referred to in Section 4.1(b).

                           DEFAULT RELATED PROVISIONS

      4.11 Default Interest Rate. Following the occurrence and during the continuance of an Event of Default, the Borrower shall pay interest on this Note at a rate equal to the Interest Rate (without any deduction pursuant to Section 1.1(b)) plus twelve percent (12.0%) per annum , and all outstanding obligations under this Note, including unpaid interest, shall continue to accrue such interest from the date of such Event of Default until the date such Event of Default is cured or waived.

      4.12 Conversion Privileges. The conversion privileges set forth in Article III shall remain in full force and effect immediately from the date hereof and until this Note is paid in full.

      4.13 Cumulative Remedies. The remedies under this Note shall be cumulative.

                                    ARTICLE V
                                  MISCELLANEOUS

      5.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

      5.2 Notices. Any notice herein required or permitted to be given shall be in writing and except as otherwise herein expressly provided,shall be deemed effectively given: (a) upon personal delivery to the party notified, (b) when sent by electronically confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Borrower at the address provided in the Purchase Agreement executed in connection herewith, and to the Holder at the address provided in the Purchase Agreement for such Holder, with a copy to John E. Tucker, Esq., 825 Third Avenue, 14th Floor, New York, New York 10022, facsimile number (212) 541-4434, or at such other address as the Borrower or the Holder may designate by five (5) days advance written notice to the other parties hereto. A Notice of Conversion shall be deemed given when made to the Borrower pursuant to the Purchase Agreement.

      5.3 Amendment Provision. The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument issued pursuant to Section 3.5 hereof, as it may be amended or supplemented.

      5.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder in accordance with the requirements of the Purchase Agreement. This Note shall not be assigned by the Borrower without the consent of the Holder.

      5.5 Intentionally Omitted.

      5.6 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York. Both parties and the individual signing this Note on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower's obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court in favor of the Holder.

      5.7 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

      5.8 Security Interest. The holder of this Note has been granted a security interest in certain assets of the Borrower more fully described in a Master Security Agreement dated as of the date hereof.

      5.9 Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

      5.10 Cost of Collection. If default is made in the payment of this Note, the Borrower shall pay to Holder reasonable costs of collection, including reasonable attorney's fees.

       [Balance of page intentionally left blank; signature page follows.]

      IN WITNESS WHEREOF, the Borrower has caused this Note to be signed in its name effective as of this 26th day of October, 2004.

                                                 CARDIOGENESIS CORPORATION

                                                 By:____________________________
                                                 Name:
                                                 Title:

WITNESS:

______________________________

                                                                       EXHIBIT A

                              NOTICE OF CONVERSION

(To be executed by the Holder in order to convert all or part of the Note into Common Stock

[Name and Address of Holder]

The Undersigned hereby converts $_________ of the principal due on [specify applicable Repayment Date] under the Convertible Term Note issued by CARDIOGENESIS CORPORATION dated October __, 2004 by delivery of Shares of Common Stock of CARDIOGENESIS CORPORATION on and subject to the conditions set forth in
Article III of such Note.

1.         Date of Conversion             _______________________

2.         Shares To Be Delivered:        _______________________

                                             By:______________________________
                                             Name:____________________________
                                             Title:___________________________